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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  FORM 12B-25

                                                  Commission File Number 1-9208

                          NOTIFICATION OF LATE FILING


(Check One):  [ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [XX] Form 10-Q SB
[ ]Form N-SAR
For Period Ended: March 31, 1999
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[ ] Transition Report on Form 10-K      [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F      [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                         Part I. Registrant Information

Full name of registrant  Franklin American Corporation
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Former name if applicable

         NA
         --
Address of principal executive office (Street and number)
377 Riverside Drive
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City, State and Zip Code Franklin, Tennessee 37065
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                        PART II. RULE 12B-25 (B) AND (C)


         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ ]      (a)   The reasons described in reasonable detain in Part III of this form could not be eliminated without reasonable effort or expense;

[ ]      (b)   The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; and

[ ]      (c)   The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.


                              PART III. NARRATIVE


         The operating subsidiaries of the Registrant have been placed in Rehabilitation pursuant to Court orders in Mississippi and Tennessee. At this time the Registrant is not able to verify the accuracy of its financial statements for the quarter ended March 31, 1999. The Registrant will file the Form 10-QSB for the quarter ended March 31, 1999 when such financial information is verified.



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                           PART IV. OTHER INFORMATION


         (1) Name and telephone number of person to contact in regard to this notification W. William Davis (615) 377-3557 (Name) Area Code) (Telephone Number)

         (2) Have all other periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            [ X ] Yes   [  ] No

         (3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            [   ] Yes   [  ] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why reasonable estimate of the results cannot be made.

Franklin American Corporation
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(Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized



Date  May 18, 1999               By: /s/ John A. Hackney
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                                 Name: John A. Hackney
                                 Title: Chairman and Chief Executive Officer



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